OnDeck Reports Second Quarter 2018 Financial Results

Net income* of $5.8 million, $0.07 per diluted share
Adjusted Net income* of $10.0 million, $0.13 per diluted share
Gross revenue up 10% from a year ago and 6% sequentially
Raised guidance for full year Net income to $10 to $16 million and Adjusted Net income to $30 to $36 million

NEW YORK, August 7, 2018 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced second quarter 2018 Net income of $5.8 million, Adjusted Net income of $10.0 million and Gross revenue of $95.6 million.

“We are pleased with our second quarter results that reflect continued execution of our strategy,” said Noah Breslow, chief executive officer, OnDeck. “We delivered record net income driven by asset growth and margin expansion, and our investments in risk management continue to pay off as credit metrics remained strong. We also achieved key milestones on our second On-Deck-as-a-Service bank partnership, grew our international business, strengthened our funding profile by closing four significant financing facilities, and advanced the development of our next major lending product - all which position us well for the second half of the year and beyond.”

Review of Financial Results for the Second Quarter of 2018

Net income was $5.8 million, or $0.07 per diluted share, improved from the Net loss of $1.5 million, or $0.02 per diluted share, in the year-ago period.

Adjusted Net income was $10.0 million, or $0.13 per diluted share, compared to Adjusted Net income of $4.7 million, or $0.06 per diluted share, in the year-ago period.

Unpaid Principal Balance grew 3% sequentially and 8% from a year ago to $1,027 million. Originations of $587 million were consistent with the prior quarter reflecting an increase in the number of loans funded and decrease in the average loan size. Originations increased 26% from a year ago with growth in both term loans and lines of credit.

Gross revenue increased to $95.6 million, up 6% from the prior quarter and 10% from the year-ago quarter, driven by higher Interest income. The Effective Interest Yield was 36.1%, up from 35.6% in the prior quarter and 33.5% in the year-ago quarter, primarily reflecting increases in average loan pricing.

Funding costs of $12.2 million increased from the prior quarter due to higher debt balances, and from the year-ago quarter due to higher market interest rates. The Cost of Funds Rate was 6.6%, down from 6.8% the prior quarter reflecting favorable refinancing rates on the $225 million securitization and new $100 million revolving credit facility that closed in April. The Cost of Funds Rate increased from a year ago reflecting the higher interest rate environment.

Net Interest Margin increased to 32.0% from 31.3% in the prior quarter and 29.3% in the year-ago quarter reflecting the improvements in portfolio yield and sequential decrease in the Cost of Funds Rate.

Credit quality remained strong reflecting our enhancements in underwriting and collections, and the favorable small business lending environment. Provision for loan losses was $33.3 million down $3.0 million sequentially and up slightly from a year ago while the Provision Rate of 5.7% decreased from both periods. The 15+ Day Delinquency Ratio of 6.8% and Net Charge-off Rate of 11.2% were essentially flat sequentially and improved from a year ago. The Reserve Ratio of 12.1% was also essentially flat sequentially.

Operating expense was $45.3 million and included $1.4 million of debt extinguishment charges related to the voluntary prepayment in full of our securitization.

Total assets increased 3% sequentially and from a year ago to $1,072 million driven by loan growth. Cash and cash equivalents of $74 million was comparable with balances of $70 million the prior quarter and $78 million a year ago. Funding debt of $756 million increased at a rate commensurate with the growth in loans over both periods.

Total OnDeck stockholders’ equity of $272 million increased 3% from the prior quarter and 7% from a year ago and book value per diluted common share outstanding of $3.46 increased from $3.40 the prior quarter and $3.33 a year ago.

Guidance for Third Quarter 2018

OnDeck provided the following guidance for the three months ending September 30, 2018:

•	Gross revenue between $95 million and $100 million,

•	Net income between $2 million and $6 million, and

•	Adjusted Net income between $6 million and $10 million.

This outlook assumes $44 million to $46 million of operating expense.

Guidance for Full Year 2018

OnDeck increased its guidance for the full year ending December 31, 2018:

•	Gross revenue between $380 million and $386 million, up from between $372 million and $382 million,

•	Net income between $10 million and $16 million, up from between $0 and $10 million, and

•	Adjusted Net income between $30 million and $36 million, up from between $18 million and $28 million.

This outlook assumes Unpaid Principal Balance growth between 10% and 15% and a full year Provision Rate near the low end of our 2018 guidance of between 6% and 7%, and includes approximately $7 million of real estate disposition, severance and debt extinguishment costs.

OnDeck also may terminate additional portions of its office leases, which would likely result in charges in the quarter in which the transaction(s) occur. Any future real estate disposition charges are not included in third quarter or full year guidance. Refer to the Non-GAAP Guidance Reconciliation section below for a reconciliation of Net income attributable to OnDeck guidance to Adjusted Net income guidance.

* Net income (loss) as used in the narrative of this release is Net income (loss) attributable to On Deck Capital, Inc. common shareholders in the accompanying tables. Adjusted Net income (loss) is a Non-GAAP financial measure based on Net income (loss) attributable to On Deck Capital, Inc. common shareholders. See "About Non-GAAP Financial Measures."

Conference Call
OnDeck will host a conference call to discuss second quarter 2018 financial results on August 7, 2018 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Ken Brause, Chief Financial Officer. The conference call can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls. The Conference ID is 7156659. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and technology to make real-time lending decisions and deliver capital rapidly to small businesses.  Today, OnDeck offers a wide range of online term loans and lines of credit customized for the needs of small business owners.  The company also offers a comprehensive technology and services platform to the world's leading banks that facilitates online lending to small business customers. OnDeck has provided over $9 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

About Non-GAAP Financial Measures
This press release and its attachments include historical and projected Adjusted Net income (loss), Adjusted Net income (loss) per share, and Net Interest Margin. These are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP, because they all exclude items required to be included in the most directly comparable measure calculated and presented in accordance with GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” and "Non-GAAP Guidance Reconciliation" later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” "enables," “targets,” “expects,” "intends, "may," “allows,” "plan," “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue, GAAP Net income (loss) attributable to OnDeck and Adjusted Net income for the third quarter and full year 2018, expected growth in Unpaid Principal Balance and originations, expected levels of operating expense, the assumed full year Provision Rate and the amount and timing of possible additional real estate disposition, severance and debt extinguishment costs. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from our forward-looking statements include risks relating to: (1) our ability to achieve consistent profitability in the future in light of our prior loss history; (2) worsening economic conditions that may result in decreased demand for our loans and increase our customers’ default rates; (3) the effectiveness of our risk management efforts; (4) our ability to accurately assess creditworthiness and forecast and reserve for losses; (5) disruptions in credit markets and the availability and cost of our key funding sources; (6) our growth strategies, including the introduction of new products or features, expanding our OnDeck-as-a-Service platform to other lenders, expansion into international markets, and our ability to effectively manage that growth; (7) changes in federal or state laws or regulations, or judicial decisions, if and when issued or enacted, involving licensing or supervision of commercial lenders, interest rate limitations, the enforceability of choice of law provisions in loan agreements, the validity of bank sponsor partnerships, the use of brokers or other significant changes; (8) our ability to prevent or discover security breaches, disruption in service and comparable events that could compromise confidential information held in our data systems or adversely impact our ability to service our loans; (9) our ability to hire and retain necessary qualified employees in a competitive labor market; and (10) the impact of competition in our industry and innovation by our competitors; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Steve Klimas
646.668.3582
sklimas@ondeck.com

Media Contact:
Jim Larkin
203.526.7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc.
Consolidated Statements of Operations

(unaudited, $ in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2018	2017	2018	2017
Revenue:
Interest income	$92,371	$83,721	$178,740	$170,832
Gain on sales of loans	—	260	—	1,744
Other revenue	3,247	2,670	7,158	6,967
Gross revenue	95,618	86,651	185,898	179,543
Cost of revenue:
Provision for loan losses	33,293	32,733	69,586	78,913
Funding costs	12,202	11,616	24,023	22,893
Total cost of revenue	45,495	44,349	93,609	101,806
Net revenue	50,123	42,302	92,289	77,737
Operating expense:
Sales and marketing	11,432	15,368	22,030	30,187
Technology and analytics	12,799	14,769	23,806	30,212
Processing and servicing	5,041	4,826	10,262	9,361
General and administrative	16,034	9,590	33,759	21,477
Total operating expense	45,306	44,553	89,857	91,237
Income (loss) from operations	4,817	(2,251)	2,432	(13,500)
Other expense:
Interest expense	43	318	94	671
Total other expense	43	318	94	671
Income (loss) before provision for income taxes	4,774	(2,569)	2,338	(14,171)
Provision for income taxes	—	—	—	—
Net income (loss)	4,774	(2,569)	2,338	(14,171)
Net income (loss) attributable to noncontrolling interest	(1,016)	(1,071)	(1,535)	(1,615)
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$5,790	$(1,498)	$3,873	$(12,556)
Net income (loss) per share attributable to On Deck Capital, Inc. common shareholders:
Basic	$0.08	$(0.02)	$0.05	$(0.17)
Diluted	$0.07	$(0.02)	$0.05	$(0.17)
Weighted-average common shares outstanding:
Basic	74,385,446	72,688,815	74,182,929	72,276,734
Diluted	78,288,267	72,688,815	77,786,748	72,276,734

On Deck Capital, Inc.
Percentage of Average Interest Earning Assets1
(unaudited, $ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2018	2017	2018	2017
Revenue:
Interest income	36.8%	34.1%	36.6%	34.4%
Gain on sales of loans	—%	0.1%	—%	0.4%
Other revenue	1.3%	1.1%	1.5%	1.4%
Gross revenue	38.1%	35.3%	38.1%	36.1%
Cost of revenue:
Provision for loan losses	13.3%	13.3%	14.2%	15.9%
Funding costs	4.9%	4.7%	4.9%	4.6%
Total cost of revenue	18.1%	18.1%	19.2%	20.5%
Net revenue	20.0%	17.2%	18.9%	15.7%
Operating expense:
Sales and marketing	4.6%	6.3%	4.5%	6.1%
Technology and analytics	5.1%	6.0%	4.9%	6.1%
Processing and servicing	2.0%	2.0%	2.1%	1.9%
General and administrative	6.4%	3.9%	6.9%	4.3%
Total operating expense	18.1%	18.1%	18.4%	18.4%
Income (loss) from operations	1.9%	(0.9)%	0.5%	(2.7)%
Other expense:
Interest expense	—%	0.1%	—%	0.1%
Total other expense	—%	0.1%	—%	0.1%
Net income (loss) before provision for income taxes	1.9%	(1.1)%	0.5%	(2.9)%
Provision for income taxes	—%	—%	—%	—%
Net income (loss)	1.9%	(1.1)%	0.5%	(2.9)%
Net income (loss) attributable to noncontrolling interest	(0.4)%	(0.4)%	(0.3)%	(0.3)%
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	2.3%	(0.6)%	0.8%	(2.5)%

Memo:
Average Interest Earning Assets	$1,006,133	$985,370	$985,321	$1,001,887

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, $ in thousands, except share and per share data)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$74,262	$71,362
Restricted cash	44,189	43,462
Loans held for investment	1,046,588	952,796
Less: Allowance for loan losses	(124,058)	(109,015)
Loans held for investment, net	922,530	843,781
Property, equipment and software, net	16,939	23,572
Other assets	14,264	13,867
Total assets	$1,072,184	$996,044
Liabilities and equity
Liabilities:
Accounts payable	$4,087	$2,674
Interest payable	2,574	2,330
Funding debt	755,720	684,269
Corporate debt	—	7,985
Accrued expenses and other liabilities	32,115	32,730
Total liabilities	794,496	729,988
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 78,189,980 and 77,284,266 shares issued and 74,641,004 and 73,822,001 outstanding at June 30, 2018 and December 31, 2017, respectively.	391	386
Treasury stock—at cost	(8,406)	(7,965)
Additional paid-in capital	499,347	492,509
Accumulated deficit	(218,960)	(222,833)
Accumulated other comprehensive loss	(334)	(52)
Total On Deck Capital, Inc. stockholders' equity	272,038	262,045
Noncontrolling interest	5,650	4,011
Total equity	277,688	266,056
Total liabilities and equity	$1,072,184	$996,044

Memo:
Unpaid Principal Balance[2]	$1,026,586	$936,239
Interest Earning Assets[1]	$1,026,586	$936,239
Loans[3]	$1,046,588	$952,796
Book Value Per Diluted Share	$3.46	$3.39

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets4
(unaudited, $ in thousands)

	Average		Average
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Assets
Cash and cash equivalents	$55,516	$61,104	$50,128	$60,824
Restricted cash	54,859	68,530	55,251	58,956
Loans held for investment	1,025,143	1,003,103	1,003,655	1,020,727
Less: Allowance for loan losses	(121,899)	(110,542)	(118,290)	(112,355)
Loans held for investment, net	903,244	892,561	885,365	908,372
Loans held for sale	—	561	—	660
Property, equipment and software, net	17,182	27,776	19,248	28,298
Other assets	15,782	18,030	14,773	18,940
Total assets	$1,046,583	$1,068,562	$1,024,765	$1,076,050
Liabilities and equity
Liabilities:
Accounts payable	$3,627	$3,412	$3,269	$3,862
Interest payable	2,519	2,461	2,407	2,347
Funding debt	735,123	747,009	715,110	750,761
Corporate debt	1,976	24,723	2,552	26,114
Accrued expenses and other liabilities	29,856	31,347	30,795	34,336
Total liabilities	773,101	808,952	754,133	817,420

Total On Deck Capital, Inc. stockholders' equity	268,060	253,260	265,857	253,271
Noncontrolling interest	5,422	6,350	4,775	5,359
Total equity	273,482	259,610	270,632	258,630
Total liabilities and equity	$1,046,583	$1,068,562	$1,024,765	$1,076,050

Memo:
Unpaid Principal Balance	$1,006,133	$984,812	$985,321	$1,001,231
Interest Earning Assets	$1,006,133	$985,370	$985,321	$1,001,887
Loans	$1,025,143	$1,003,664	$1,003,654	$1,021,387

Supplemental Information

Key Performance Metrics
($ in thousands, except percentage data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2018	2017	2018	2017
Originations[5]	$586,728	$464,362	$1,177,313	$1,037,377
Effective Interest Yield[6]	36.1%	33.5%	35.9%	33.7%
Cost of Funds Rate[7]	6.6%	6.2%	6.7%	6.1%
Net Interest Margin[8]	32.0%	29.3%	31.7%	29.8%
Marketplace Gain on Sale Rate[9]	N/A	2.8%	N/A	3.4%
Provision Rate[10]	5.7%	7.2%	5.9%	8.0%
Reserve Ratio[11]	12.1%	11.0%	12.1%	11.0%
15+ Day Delinquency Ratio[12]	6.8%	7.2%	6.8%	7.2%
Net Charge-off Rate[13]	11.2%	18.5%	11.1%	16.8%

Activity in Loan Held for Investment Balances	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Unpaid Principal Balance beginning of period	$992,595	$1,026,158	$936,239	$980,451
+ Total originations(c)	586,728	464,362	1,177,313	1,037,377
- Marketplace originations	—	(8,379)	—	(50,625)
- Sales of other loans(d)	—	—	—	(500)
+ Purchase of Loans	801	212	801	13,730
- Net charge-offs	(28,156)	(45,591)	(54,543)	(83,858)
- Principal paid down(c)(e)	(525,382)	(482,953)	(1,033,224)	(942,766)
Unpaid Principal Balance end of period	1,026,586	953,809	1,026,586	953,809
+ Net deferred origination costs	20,002	16,663	20,002	16,663
Loans held for investment	1,046,588	970,472	1,046,588	970,472
- Allowance for loan losses	(124,058)	(105,217)	(124,058)	(105,217)
Loans held for investment, net	$922,530	$865,255	$922,530	$865,255
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $76.9 million and $68.1 million in the three months ended and $167.7 million and $138.1 million June 30, 2018 and 2017, respectively.

(d) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.
(e) Excludes principal that was paid down related to renewed loans sold in the period which were designated as held for investment in the amount of $0.0 in the three months ended June 30, 2018 and 2017 and $0.0 and $0.2 million in the six months ended June 30, 2018 and 2017, respectively.

Activity in the Allowance for Loan Losses	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Allowance for loan losses beginning of period	$118,921	$118,075	$109,015	$110,162
+ Provision for loan losses(f)	33,293	32,733	69,586	78,913
- Gross charge-offs	(31,362)	(49,817)	(61,094)	(90,701)
+ Recoveries	3,206	4,226	6,551	6,843
Allowance for loan losses end of period	$124,058	$105,217	$124,058	$105,217
(f) Excludes a provision expense of $0.5 million and $0.2 million for the three months ended June 30, 2018 and 2017, respectively, for unfunded loan commitments. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net Income Attributable to OnDeck to Adjusted Net Income (Loss)	2018	2017	2018	2017
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$5,790	$(1,498)	$3,873	$(12,556)
Adjustments:
Stock-based compensation expense	2,794	2,974	6,004	6,465
Real estate disposition charges	—	—	4,187	—
Severance and executive transition expenses	—	3,183	911	3,183
Debt Extinguishment Costs	1,384	—	1,384	—
Adjusted Net income (loss)[14]	$9,968	$4,659	$16,359	$(2,908)
Adjusted Net income (loss) per share[15]:
Basic	$0.13	$0.06	$0.22	$(0.04)
Diluted	$0.13	$0.06	$0.21	$(0.04)
Weighted-average common shares outstanding:
Basic	74,385,446	72,688,815	74,182,929	72,276,734
Diluted	78,288,267	72,688,815	77,786,748	72,276,734

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of Interest Income to Net Interest Margin (NIM)[8]
Interest income	$92,371	$83,721	$178,740	$170,832
Less: Funding costs	(12,202)	(11,616)	(24,023)	(22,893)
Net interest income	80,169	72,105	154,717	147,939
Divided by: calendar days in period	91	91	181	181
Net interest income per calendar day	881	792	855	817
Multiplied by: calendar days per year	365	365	365	365
Annualized net interest income	321,565	289,080	312,075	298,205
Divided by: Average Interest Earning Assets	$1,006,133	$985,370	$985,321	$1,001,887
Net Interest Margin (NIM)	32.0%	29.3%	31.7%	29.8%

Non-GAAP Guidance Reconciliation
(in millions)

	Three Months Ending September 30,		Twelve Months Ending December 31,

Reconciliation of Net Income Attributable to OnDeck Guidance	2018		2018
	Low	High	Low	High
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$2	$6	$10	$16
Adjustments:
Debt Extinguishment Costs	1	1	2	2
Real estate disposition charges	—	—	4	4
Severance and executive transition expenses	—	—	1	1
Stock-based compensation expense	3	3	13	13
Adjusted Net income16 (g)	$6	$10	$30	$36

(g) May not sum due to rounding.

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Percentage of originations (dollars)
Direct & Strategic Partner	71%	76%	71%	73%
Funding Advisor	29%	24%	29%	27%

Notes:
(1) Interest Earning Assets represents the sum of Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale in the period. It excludes net deferred origination costs and allowance for loan losses. Average Interest Earning Assets is calculated as the average of Interest Earning Assets at the beginning of the period and the end of each month in the period.
(2) Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(3) Loans represents the sum of loans held for investment and loans held for sale during the period.
(4)Average Balance Sheet Items for the period represent monthly averages based on the beginning and the ending period balances.
(5) Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the unpaid principal balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
(6) Effective Interest Yield is the rate of interest we achieve on loans outstanding during a period. It is calculated as our calendar day-adjusted annualized interest income divided by average Loans.  Prior to the first quarter of 2018, annualization was based on 252 business days per year. Beginning with the three months ended March 31, 2018, annualization is based on 365 days per year and is calendar day-adjusted.  All revisions have been applied retrospectively. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination fees and costs. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
(7) Cost of Funds Rate is the interest expense, fees and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by average funding debt outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by average funding debt outstanding. Annualization is based on four quarters per year and is not business or calendar day-adjusted.
(8) Net Interest Margin, a non-GAAP measure, is calculated as annualized Net Interest Income divided by Average Interest Earning Assets. Net Interest Income represents interest income less funding cost during the period. Interest income is net of fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding costs are the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Annualization is based on 365 days per year and is calendar day-adjusted. Our use of Net Interest Margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: Net Interest Margin is the rate of net return we achieve on our Average Interest Earning Assets outstanding during a period. It does not reflect the return from loans sold through OnDeck Marketplace, specifically our gain on sale revenue. Similarly, Average Interest Earning Assets does not include the unpaid principal balance of loans sold through OnDeck Marketplace. Further, Net Interest Margin does not include servicing revenue related to loans previously sold, fair value adjustments to servicing rights, monthly fees charged to customers for our line of credit, and marketing fees earned from our issuing bank partners, which are recognized as the related services are provided. Funding costs do not reflect interest associated with debt used for corporate purposes.
(9) Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of any loans sold through OnDeck Marketplace may be loans which were initially designated as held for investment upon origination. The portion of such loans sold, if any, in a given period may vary materially depending upon market conditions and other circumstances.
(10) Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. The denominator of the Provision Rate formula includes the full amount of originations in a period.
(11) Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(12) 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. Because our loans require weekly and daily repayments, excluding weekends and holidays, they may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
(13) Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding. Annualization is based on four quarters per year and is not business or calendar day-adjusted. Net charge-offs are charged-off loans in the period, net of recoveries.
(14) Adjusted Net income (loss), a non-GAAP measure, represents Net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude loss from early extinguishment of debt, stock-based compensation expense, real estate disposition charges, severance and executive transition expenses. Stock-based compensation includes employee compensation as well as compensation to third-party service providers. Our use of Adjusted Net income (loss) has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted Net income (loss) does not reflect the potentially dilutive impact of stock-based compensation and does not reflect expenses incurred in connection with real estate dispositions and severance.
(15) Adjusted Net income (loss) per share represents Net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude loss from early extinguishment of debt, stock-based compensation expense, real estate disposition charges, severance and executive transition expenses, each on the same basis and with the same limitations as described above for Adjusted Net income (loss), divided by the weighted average common shares outstanding during the period.
(16) Forward looking Adjusted Net income guidance is a non-GAAP measure and represents our Net income (loss) attributable On Deck Capital, Inc. common stockholders adjusted to exclude loss from early extinguishment of debt, real estate disposition charges and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted Net income (loss), and in addition that it does not reflect the cost of the early extinguishment of debt. As a result, our GAAP Net income (loss) for these future periods will be less favorable than our Adjusted Net income for the corresponding periods. In addition, forward looking Adjusted Net income (loss) guidance is neither historical fact nor an assurance of future performance. It is based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, it is subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on this guidance.